Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cyclerion Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, no par value per share		(1)	(2)	(3)

	Equity	Preferred Stock, no par value per share		(1)	(2)	(3)

	Other	Warrants		(1)	(2)	(3)

	Other	Units		(1)	(2)	(3)

	Unallocated (universal) shelf		457(o)	(1)	(2)	$ 25,000,000	0.00015310	$3,827.50

	Total Offering Amounts					$ 25,000,000		$3,827.50

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$3,827.50

(1)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate number of warrants to purchase common stock or preferred stock as shall have an aggregate initial offering price not to exceed $25,000,000. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.